UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 27, 2011

El Paso Pipeline Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33825	26-0789784
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On May 27, 2011, El Paso Pipeline Partners, L.P. (the “Partnership”), as guarantor, and El Paso Pipeline Partners Operating Company, L.L.C. (“Operating”) and Wyoming Interstate Company, L.L.C. (“WIC”), as borrowers, entered into a credit agreement (the “Credit Agreement”) that provides for an unsecured 5-year revolving credit facility with an initial aggregate borrowing capacity of up to $1 billion with Bank of America, N.A., as administrative agent, and a syndicate of lenders and financial institutions named therein as parties thereto.  The Credit Agreement replaced our existing $750 million credit facility.

    The borrowers’ obligations under the Credit Agreement are guaranteed by the Partnership, and WIC’s and all additional subsidiary borrowers’ obligations under the Credit Facility are guaranteed by Operating. The Credit Agreement requires each of the Partnership and WIC to maintain, as of the end of each fiscal quarter, a leverage ratio (consolidated indebtedness to consolidated EBITDA (each as defined in the Credit Agreement)) of less than or equal to 5.00-to-1.00; or, in the case of the Partnership or Operating, 5.50 to 1.00 for any three consecutive quarters subsequent to the consummation of specified permitted acquisitions having a purchase price greater than $25 million. The Credit Agreement contains certain flexibility in the financial covenants for growth projects. In case of a capital construction or expansion project costing more than $20 million, pro forma adjustments to consolidated EBITDA may be made based on the percentage of capital costs expended and projected cash flows for the project. Such adjustments shall be limited to 25% of actual EBITDA.

    The Credit Agreement also contains certain customary events of default that affect the Partnership, the borrowers and the Partnership’s other restricted subsidiaries, including, without limitation, (i) nonpayment of principal when due or nonpayment of interest or other amounts within five business days of when due; (ii) bankruptcy or insolvency with respect to the Partnership, the General Partner, the borrowers or any of the Partnership’s other restricted subsidiaries (other than Project Financing Subsidiaries, as defined in the Credit Agreement); (iii) judgment defaults against the Partnership, the General Partner, the borrowers or any of the Partnership’s other restricted subsidiaries (other than Project Financing Subsidiaries) in excess of $50 million; or (iv) the failure of El Paso Corporation to directly or indirectly own a majority of the voting equity of El Paso Pipeline GP Company, L.L.C. and a failure by the Partnership to directly or indirectly own 100% of the equity of Operating.

    In addition, the Credit Agreement contains covenants and provisions that affect the borrowers, the Partnership and its other restricted subsidiaries, including, without limitation customary covenants and provisions:

•
prohibiting our unregulated restricted subsidiaries that are borrowers or guarantee the Credit Agreement and our regulated restricted subsidiaries (other than Project Financing Subsidiaries) from creating or incurring indebtedness if such incurrence would cause such subsidiary’s ratio of consolidated indebtedness to consolidated EBITDA (as defined) to exceed 5.00 to 1.00;

•
Prohibiting our unregulated restricted subsidiaries that are not borrowers and do not guarantee the Credit Agreement from creating or incurring indebtedness if such incurrence would cause the aggregate of all such indebtedness to exceed 10% of our consolidated tangible net assets (as defined);

•	limiting the ability of the borrowers, the Partnership and its other restricted subsidiaries from creating or incurring certain liens on their respective properties (subject to enumerated exceptions);

•	limiting the Partnership’s ability to make distributions and equity repurchases (which are permitted if no insolvency default or event of default exists or would result); and

•	prohibiting consolidations, mergers and transfers of all or substantially all assets by the borrowers and the Partnership (subject to enumerated exceptions).

    The Credit Agreement provides that certain of the covenants will no longer apply if Operating’s long term unsecured senior debt rating achieves investment grade level.

    As of May 27, 2011, there were no outstanding borrowings under the Credit Agreement.

    The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The description of the Credit Agreement described above under Item 1.01 is incorporated in this Item 2.03 by reference.  A copy of the Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit Number	Description

Exhibit 10.1
Credit Agreement dated as of May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C. and Wyoming Interstate Company, L.L.C., as borrowers, El Paso Pipeline Partners, L.P., as parent guarantor, and the lenders and agents identified therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C., its General Partner

By:	/s/ Robert W. Baker
Robert W. Baker
Executive Vice President and General Counsel

Dated:  June 3, 2011.

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1
Credit Agreement dated as of May 27, 2011, among El Paso Pipeline Partners Operating Company, L.L.C. and Wyoming Interstate Company, L.L.C., as borrowers, El Paso Pipeline Partners, L.P., as parent guarantor, and the lenders and agents identified therein.